Exhibit 99.1

Molina Healthcare to Acquire Medicaid and MIChild Assets of HAP Midwest Health Plan in Michigan

LONG BEACH, Calif.--(BUSINESS WIRE)--November 24, 2015--Molina Healthcare, Inc. (NYSE: MOH) and HAP Midwest Health Plan, Inc. (HAP Midwest) jointly announced today that Molina Healthcare of Michigan, Inc., a wholly owned subsidiary of Molina Healthcare, Inc., has entered into a definitive agreement to acquire certain assets of the Medicaid and MIChild businesses of HAP Midwest. As a part of the transaction, Molina Healthcare of Michigan will receive the right to assume certain assets related to HAP Midwest’s Medicaid and MIChild businesses in Regions 9 and 10 of the State of Michigan and transition those members to Molina Healthcare of Michigan. HAP Midwest currently arranges health care services for approximately 85,000 Medicaid and MIChild members in these two regions, which are composed of Livingston, Macomb, Oakland, Washtenaw and Wayne counties. Molina Healthcare will fund the transaction with available cash on hand. Subject to regulatory approvals and the satisfaction of other conditions, the closing of the transaction is expected to coincide with the start of Molina’s new managed care contract with the State of Michigan for the Comprehensive Health Care Program on January 1, 2016.

“Although we are disappointed by the state’s decision to reduce the number of Medicaid plans in Regions 9 and 10, we are grateful for the opportunity to transition our members to Molina, a quality plan with a similar commitment to the Detroit market and a good working relationship with Henry Ford Health System,” said Mary Ann Tournoux, Interim President and CEO, HAP Midwest Health Plan. “HAP Midwest will continue to provide services to Medicaid members in Region 6, as well as those enrolled in the dual-eligible demonstration product (MI Health Link) in Wayne and Macomb counties.”

“We are pleased to welcome HAP Midwest’s Medicaid and MIChild members in Regions 9 and 10 to the Molina family,” said Stephen Harris, president of Molina Healthcare of Michigan. “This agreement with HAP Midwest will provide our new members with a seamless transition as the state begins a new managed care contract on January 1, 2016. It also demonstrates our commitment to Medicaid and the local provider community as we deepen our relationship with the Henry Ford Health System relative to serving Medicaid members. We look forward to working with HAP Midwest and the Department of Health and Human Services as we continue our mission of providing quality health care to people receiving government assistance.”

About Molina Healthcare of Michigan, Inc.

Molina Healthcare of Michigan currently operates Medicaid and Medicare health plans with total membership of approximately 340,000 as of September 2015. Additionally, Molina Healthcare of Michigan is a certified Qualified Health Plan issuer on the Michigan Health Insurance Exchange in the non-group health insurance market in Wayne, Oakland and Macomb counties.

About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 3.5 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

About HAP Midwest Health Plan

HAP Midwest Health Plan, Inc. is a wholly owned subsidiary of Health Alliance Plan (HAP) and the Henry Ford Health System based in southeastern Michigan. The company became licensed in 1998 and was accredited by the National Committee for Quality Assurance in 2000.

About HAP

HAP is a Michigan-based health and wellness company that provides coverage to more than 680,000 members in six distinct product lines: Group, individual, Medicare, Medicaid, self-funded and network leasing. For over 50 years, HAP has partnered with leading doctors, hospitals, employers and community organizations to enhance the health and well-being of the lives we touch. To learn more, go to choosehap.org.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the proposed transaction between HAP Midwest Health Plan, Inc. and Molina Healthcare of Michigan, Inc. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the satisfaction or waiver of closing conditions for the transaction, including the receipt of regulatory approvals; successfully transitioning and integrating HAP Midwest Health Plan’s members into Molina Healthcare of Michigan; a reversal of the decision by the State of Michigan not to award a new contract for the Comprehensive Health Care Program to HAP Midwest Health Plan for Regions 9 and 10; attrition in membership pending the completion of and following the transition; maintaining provider relations; accurately estimating medical costs with respect to this population; and the possibility that the transaction will not be completed on a timely basis or at all. Additional information regarding the risk factors to which Molina Healthcare is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of Molina Healthcare’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, Molina Healthcare can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by its forward-looking statements will in fact occur, and Molina Healthcare cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent Molina Healthcare’s judgment as of the date hereof, and Molina Healthcare disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in its expectations that occur after the date of this release.

CONTACT:
Molina Healthcare, Inc.
Investor Relations:
Juan José Orellana, 562-435-3666
or
Public Relations:
Leigh Woodward, 562-233-4532
or
HAP Midwest Health Plan, Inc.
Susan Schwandt, 248-443-1076
Cell: 313-505-3937